Exhibit 99.1

PHARMACOPEIA ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Quarter Highlights Include Positive Results from Initial PS433540 Clinical Study and Multiple Collaborative Milestones

May 10, 2007 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter ended March 31, 2007, and highlighted several important therapeutic developments and corporate milestones achieved since the beginning of the year.

During the first quarter of 2007:

•                  Pharmacopeia initiated a Phase 1 clinical study for PS433540, a product candidate from its DARA program.  Subsequently in April 2007, Pharmacopeia announced positive results from the first clinical study in the program.  Data from the single ascending dose (SAD) study indicated that PS433540 was well tolerated at all six single-doses administered.  In addition, study results showed that the product candidate possesses linear pharmacokinetics and a half-life that is consistent with once-daily oral dosing.

•                  Pharmacopeia and Organon announced that they entered into a new alliance to discover, develop and commercialize therapeutic products across a range of therapeutic indications with a focus on neuroscience and immunology. Under the terms of the alliance agreement, Pharmacopeia received an up-front payment of $15 million and may receive up to an additional $20 million in research funding over the five-year term of the research portion of the alliance. The agreement provides Pharmacopeia the option to purchase the right to co-develop and co-commercialize certain therapeutic candidates discovered during the alliance.

•                  Pharmacopeia reported that its collaborator Schering-Plough successfully completed Phase 1 clinical trials with a CXCR2 antagonist. Schering-Plough is continuing development in chronic obstructive pulmonary disease (COPD) patients in Phase 2 clinical trials.  This is Pharmacopeia’s first partnered program to enter Phase 2 clinical development. In addition, the Company announced that Schering-Plough had initiated Phase 1 clinical trials for two collaboration compounds, PS522501 and PS386113, which are being evaluated as potential treatments for metabolic and inflammatory diseases, respectively. The trial initiation for PS386113 generated a $1 million milestone payment to Pharmacopeia. Schering-Plough is solely responsible for further development and commercialization of each of these therapeutic candidates. Under the terms of its agreements with Schering-Plough, the Company will receive milestone payments to the extent the programs progress through clinical development and royalty payments for any products from the programs that reach the marketplace. Schering-Plough is currently developing seven candidates that resulted from the collaboration with Pharmacopeia.

•                  Pharmacopeia received a $1 million milestone payment as part of the Company’s collaboration with the Swedish biopharma company, Biovitrum. The payment was triggered by Pharmacopeia’s delivery of an advanced lead to one of Biovitrum´s programs in diabetes. Under the terms of its agreement with Biovitrum, the Company will receive milestone payments to the extent the program progresses through clinical development and royalty payments for any products from the program that reach the marketplace.

Subsequent to the end of the first quarter, Pharmacopeia closed an underwritten public offering raising aggregate proceeds of approximately $40.3 million. Net proceeds to Pharmacopeia after transaction costs were approximately $37.1 million upon the closing of this transaction on May 7, 2007. Through the offering, Pharmacopeia sold 8,050,000 shares of newly issued common stock, including the over-allotment which was exercised in full by the underwriters, at a price of $5.00 per share.  The shares were offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Pharmacopeia intends to use the proceeds from the offering for expenditures related to clinical trials for its PS433540 product candidate, the further development of its internal program portfolio and general corporate purposes.

“During the first quarter of 2007, Pharmacopeia’s partnered and internal clinical portfolio grew significantly and progressed broadly,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer.  “Since the beginning of the year, one partnered program advanced into Phase 2 clinical testing, and two partnered programs entered Phase 1 trials.  Most importantly, we initiated Phase 1 testing for Pharmacopeia’s first internal clinical product candidate, PS433540, and we have already announced positive results from the single ascending dose study.  We are pleased that we were recently able to raise the funds we believe are necessary to maintain the clinical momentum, and we look forward to announcing additional data from the PS433540 trials in the 3rd and 4th quarters of 2007”.

FIRST QUARTER, 2007 FINANCIAL RESULTS

At March 31, 2007, Pharmacopeia had cash, cash equivalents and marketable securities of $59.7 million. This balance does not include net proceeds of approximately $37.1 million from the underwritten public offering that closed on May 7, 2007. Pharmacopeia’s recent financing will allow the Company to exceed its previously stated cash goal for the year. Pharmacopeia now expects to end the year with $65.0 million to $70.0 million in cash and short-term investments.

Pharmacopeia’s net revenue was $6.3 million for the quarter ended March 31, 2007, compared to $4.1 million for the quarter ended March 31, 2006.  The increase in net revenue was primarily due to a $1.0 million increase in milestone revenue in the quarter ended March 31, 2007, compared to the same period in 2006, as well as revenue recorded from Pharmacopeia’s alliances with Cephalon, Wyeth and GlaxoSmithKline.

The Company incurred proprietary research and development expense of $7.4 million in the quarter ended March 31, 2007, compared to $6.3 million in the same period in 2006, an increase of 18%. Exclusive of a $2.0 million non-cash charge taken in the quarter ended March 31, 2006, related to the in-licensing of the DARA program, this increase would have been 73%. The increase during the first quarter of 2007 was primarily due to costs associated with the Phase 1 clinical program the Company initiated with respect to PS433540.

General and administrative expense was $2.7 million for the quarter ended March 31, 2007, compared to $2.4 million for the same period in 2006, an increase of 10%. The increase was largely due to increased legal, consulting, and share-based compensation costs.

Pharmacopeia reported a net loss of $10.0 million, or ($0.50) per share, for the quarter ended March 31, 2007. The Company recorded a net loss of $7.7 million, or ($0.51) per share, for the same quarter in 2006.

Further details regarding Pharmacopeia’s first quarter 2007 results will be presented in a conference call today, May 10, 2007, at 5:00 p.m. Eastern Time. Dr. Les Browne, President and Chief Executive Officer, and Mr. Brian M. Posner, Executive Vice President and Chief Financial Officer, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: May 10, 2007
Time: 5:00 p.m. EDT
Domestic Callers: (800) 500-0311

International Callers: (719) 457-2698
Confirmation Code: 4666647
Name of Conference: Pharmacopeia’s First Quarter 2007 Financial Results
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S.  The access code for the replay is 4666647. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which Phase 1 clinical trials are underway.  Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in Phase 1 clinical trials targeting rheumatoid arthritis, oncology, metabolic and inflammatory diseases. Four additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic partnerships are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:

Brian M. Posner

Executive Vice President and Chief Financial Officer

Pharmacopeia

(609) 452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 1 clinical studies and proposed Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands, except share data)

Consolidated Statements of Operations

	For the Three Months
	Ended March 31,
	2007	2006
	(unaudited)
Revenue
Net revenue	$6,349	$4,116

Operating Expenses
Collaborative research and development expense	5,237	3,333
Proprietary research and development expense	7,418	6,292
General and administrative expense	2,688	2,447
Total operating expenses	15,343	12,072
Operating loss	(8,994)	(7,956)
Interest and other income, net	696	281
Increase in warrant liability	(1,706)	-
Loss before income taxes	(10,004)	(7,675)
Provision for income taxes	-	8
Net loss	$(10,004)	$(7,683)

Net loss per share:
- Basic and diluted	$(0.50)	$(0.51)

Weighted average number of common stock outstanding:
- Basic and diluted	20,134,514	15,102,499

PHARMACOPEIA, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)

Cash, cash equivalents and marketable
securities	$59,658	$46,140
Accounts receivable, net	-	5,006
Other assets, net	14,476	14,981
Total assets	$74,134	$66,127

Current liabilities	$27,960	$18,750
Long-term liabilities	24,595	16,946
Total stockholders' equity	21,579	30,431
Total liabilities and stockholders' equity	$74,134	$66,127